Exhibit 23.3

SFAI MALAYSIA PLT 202206000021 (LLP0031758-LCA) & AF 002216 Chartered Accountants Block C2-G, Ground Floor, Setiawalk, Persiaran Wawasan, 47160 Puchong, Selangor, Malaysia. Tel: 603 – 7802 9000

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of VCI Global Limited of our report dated July 14, 2026, relating to the consolidated financial statements of VCI Global Limited and its subsidiaries as of December 31, 2025 and for the year then ended, appearing in VCI Global Limited’s Annual Report on Form 20-F for the year ended December 31, 2025.

We also consent to the reference to SFAI Malaysia PLT under the heading “Experts” in the prospectus forming part of this Registration Statement.

/s/ SFAI MALAYSIA PLT

SFAI Malaysia PLT

PCAOB ID: 7167

Malaysia

November 02, 2026